Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION COMPANY ANNOUNCES A PUBLIC OFFERING OF 30,000,000 SHARES OF COMMON STOCK
     Austin, TX – May 14, 2009 — Brigham Exploration Company (Nasdaq: BEXP) today announced that it has commenced an underwritten public offering, subject to market and other conditions, of 30,000,000 shares of common stock under its existing shelf registration statement. The underwriters will have a 30-day option to purchase up to 4,500,000 additional shares of common stock.
     Brigham intends to use the proceeds from the offering (net of underwriting discounts and expenses) to fund its revised capital expenditure program for 2009, including restarting its operated Bakken and Three Forks drilling program in the Williston Basin, and to repay a portion of the outstanding borrowings under its senior credit facility.
     In connection with the offering, Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc. are acting as joint book-running managers and RBC Capital Markets, Howard Weil Incorporated, Johnson Rice & Company L.L.C., ABN AMRO Incorporated, Capital One Southcoast, Inc. and Natixis Bleichroeder Inc. are acting as co-managers for the offering.
     The offering is being made only by means of a prospectus and related prospectus supplement, which has been filed with the Securities and Exchange Commission. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of: Credit Suisse (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037 or Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, 1-888-449-2342.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Brigham Exploration
     Brigham Exploration Company is a leading independent exploration and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Contact:	Rob Roosa, Finance Manager (512) 427-3300